Frankly Amends Credit Agreements with Raycom Media, Significantly Reducing Debt Obligation and Enhancing Balance Sheet for Greater Financial Flexibility

Company Also Appoints Chief Product and Technology Officer Omar Karim as Chief Operating Officer

Long Island City, NY – October 19, 2018 – Frankly Inc. (TSX VENTURE: TLK) (Frankly), a leader in transforming local TV broadcast and media companies by enabling them to publish and monetize their digital content across multiple platforms, today announced that as part of the overall restructuring of its relationship with Raycom Media, the company has entered into amendments of the Securities Purchase Agreement between Raycom Media, Inc. (“Raycom”) and Frankly dated August 31, 2016 (the “SPA”) and the Amended and Restated Credit Agreement between Raycom and Frankly dated May 7, 2018 (the “Credit Agreement”).

Under the amendment of the Credit Agreement, the outstanding balance of principal and accrued interest owed to Raycom was reduced from approximately US$21.5 million to US$10.0 million. The maturity date of the remaining debt was extended to September 30, 2021, and no payments of principal or interest will be due until the maturity date. Raycom also agreed to waive any existing balances of deferred revenue and unapplied license fee discounts under its Software and Services Agreement with Frankly on December 31, 2018. The remaining US$300,000 of principal and accrued interest owed to Cordillera Communications under the Credit Agreement was extinguished in exchange for certain modifications of Cordillera’s Software and Services Agreement with Frankly. Under the amendment of the SPA, Frankly will no longer be required to increase the size of its Board by two directors or nominate Raycom appointees as directors.

Frankly expects to file a material change report with respect to the amendments to the Amended and Restated Credit Agreement less than 21 days prior to the effective date of the amendments, which Frankly deemed reasonable in the circumstances as to be able to avail itself of the benefits of the amendments in an expeditious manner.

Separately, Frankly Chief Product Officer and Chief Technology Officer Omar Karim has assumed the additional title and responsibility of Chief Operating Officer.

Notice Regarding Forward-Looking Statements

This release includes forward-looking statements regarding Frankly and its respective businesses. Forward-looking events and circumstances discussed in this release, including statements with respect to the amendment of Frankly’s agreements with Raycom, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the parties. Forward looking statements depend on certain assumptions that management deems to be reasonable in the circumstances, but such assumptions may prove to be incorrect and the outcome of the subject of any forward-looking statement cannot be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Frankly undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About Frankly

Frankly (TSX VENTURE: TLK) builds an integrated software platform for media companies to create, distribute, analyze and monetize their content across all of their digital properties on web, mobile and TV. Its customers include NBC, ABC, CBS and FOX affiliates. To learn more, visit www.franklyinc.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Company Contact:

Lou Schwartz, CEO

press@franklyinc.com

Frankly Investor Relations Contact:

Matt Glover or Tom Colton

Liolios

949-574-3860

TLK@liolios.com